Exhibit 23.3
[Mayer Hoffman McCann P.C. Letterhead]
The Board of Directors
Omniture, Inc.
We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on January 30, 2009 of Omniture, Inc. of our report dated August 22, 2007, with respect to the consolidated financial statements of Offermatica Corporation and Subsidiaries as of December 31, 2006, and for the year then ended.
/s/ Mayer Hoffman McCann P.C.
January 30, 2009